EXHIBIT 99.1

Contacts
Media:
Sue Ann Pentecost
+919 456 5890 sueann.pentecost@rtp.ppdi.com

Analysts/Investors:
Craig Eastwood
+910 558 7585 craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Confirms Takeda’s NDA Filing of Alogliptin

with U.S. Food and Drug Administration

Triggers $15 million milestone payment

WILMINGTON, N.C. (February 28, 2008) – PPD, Inc. (Nasdaq: PPDI) today confirmed that Takeda Pharmaceutical Company Limited’s new drug application (NDA) for alogliptin, a highly selective DPP-4 inhibitor for the treatment of type 2 diabetes, has been accepted for filing by the U.S. Food and Drug Administration. PPD partnered with Takeda to develop the compound.

Under PPD’s agreement with Takeda, the FDA’s acceptance of the NDA filing triggers a $15 million milestone payment to PPD. This milestone payment was included in PPD’s previously issued 2008 financial guidance.

“We are pleased to partner with Takeda, one of the leading pharmaceutical companies in the area of diabetes,” said Fred Eshelman, PPD’s chief executive officer. “We are also delighted that this important regulatory milestone has been achieved as a result of close cooperation between Takeda and our company.”

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 30 countries and more than 10,200 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the alogliptin NDA filing with the FDA, subsequent milestone payments for regulatory approvals for alogliptin, if any, the continued development and commercialization of this drug candidate and the value of this collaboration with Takeda, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: risks associated with the development and commercialization of drugs, including obtaining regulatory approvals; risks associated with and dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; the ability to attract and retain key personnel; risks associated with acquisitions and investments, such as impairments; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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